Exhibit 10.1

EXECUTION COPY

Opening Transaction

EMC Corporation
To:	176 South Street
Hopkinton, MA 01748

From:	JPMorgan Chase Bank, National Association, London Branch

Re:	Convertible Bond Hedge Transaction

Ref. No:	[Insert Reference Number]

Date:	November 13, 2006

Dear Sir(s):

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between JPMorgan Chase Bank, National Association, London Branch (“Dealer”) and EMC Corporation (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1.     This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern. Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated as of November 17, 2006 between Counterparty and Wells Fargo Bank, N.A., as trustee (the “Indenture”) relating to the USD1,725,000,000 principal amount of 1.75% convertible senior notes due December 1, 2013 (the “Convertible Debentures”) and the USD1,725,000,000 principal amount of 1.75% convertible senior notes due December 1, 2011. In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, (i) the Transaction shall be the only transaction under the Agreement; and (ii) references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered upon execution of this Confirmation, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties. Furthermore, for the avoidance of doubt, even if all Convertible Debentures cease to be outstanding prior to the Expiration Date (as set forth below), for purposes of the references herein to sections of the Indenture, the Convertible Debentures shall be deemed to remain outstanding. The Transaction is subject to early unwind if the closing of the Convertible Debentures is not consummated for any reason, as set forth below in Section 8(k).

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in

JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association.
Main Office 1111 Polaris Parkway, Columbus, Ohio 43271
Registered as a branch in England & Wales branch No. BR000746. Registered
Branch Office 125 London Wall, London EC2Y 5AJ
Authorised and regulated by the Financial Services Authority reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of Loss and Second Method and US Dollars (“USD”) as the Termination Currency and (ii) the replacement of the word “third” in the last line of Section 5(a)(i) with the word “first”).

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

2.     The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	November 13, 2006

Effective Date:	November 17, 2006 or such other date as agreed by the parties.

Option Style:	American

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The Common Stock of Counterparty, par value USD 0.01 per share (Ticker Symbol: “EMC”).

Number of Options:

The number of Convertible Debentures in denominations of USD1,000 principal amount issued by Counterparty on the closing date for the initial issuance of the Convertible Debentures. For the avoidance of doubt, the Number of Options outstanding shall be reduced by each exercise of Options hereunder.

Option Entitlement:

As of any date, a number of Shares per Option equal to the Conversion Rate (as defined in the Indenture, but without regard to any adjustments to the Conversion Rate pursuant to Section 12.4(f) or Sections 12.1(e)(1), (2) and (3) of the Indenture) as of such date. For the avoidance of doubt, the Option Entitlement shall take into consideration any Public Acquirer Change in Control Adjustments (as defined below), subject to the conditions set forth under “Consequences of Merger Events.”

Strike Price:	As of any date, an amount in USD, rounded to the nearest cent (with 0.5 cents being rounded upwards),

equal to USD1,000 divided by the Option Entitlement as of such date.

Number of Shares:	The product of the Number of Options and the Option Entitlement.

Premium:	USD382,777,500.00 (Premium per Option USD221.9000).

Premium Payment Date:	The Effective Date

Exchange:	New York Stock Exchange

Related Exchange:	All Exchanges

Procedures for Exercise:

Independent Threshold Date:

The earlier to occur of (x) any Conversion Date (as defined below) that is not also an Exercise Date and (y) the first Exercise Date on which Counterparty exercises a number of Options not equal to the number of Relevant Convertible Debentures (as defined below) in denominations of USD1,000 principal amount submitted for conversion on such date, if any, in accordance with the terms of the Indenture.

Conversion Date:

Each “Conversion Date”, as defined in the Indenture, occurring during the Exercise Period for Convertible Debentures other than Convertible Debentures with respect to which Counterparty makes the direction described in Section 12.2(a)(3) of the Indenture and the financial institution designated by Counterparty accepts such Convertible Debentures in accordance with Section 12.2(a)(3) of the Indenture (such Convertible Debentures, other than those excluded above, the “Relevant Convertible Debentures” for such Conversion Date).

Exercise Period:	The period from and excluding the Trade Date to and including the Expiration Date.

Expiration Date:	The scheduled “Trading Day”, as defined in the Indenture, immediately preceding December 1, 2013.

Multiple Exercise:	Applicable.

Minimum Number of Options:	Zero

Maximum Number of Options:	Number of Options

Integral Multiple:	One

Automatic Exercise:	Applicable; subject to the provisions of “Notice of Exercise” below.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, (x) in order to exercise any Options on any Exercise Date that precedes the

Independent Threshold Date, Counterparty must notify Dealer in writing prior to 5:00 PM, New York City time, on the Exchange Business Day prior to the first Scheduled Trading Day of the “Observation Period”, as defined in the Indenture, relating to the Relevant Convertible Debentures converted on the Conversion Date on which such Exercise Date occurs (the “Notice Deadline”) of (i) the relevant Exercise Date, (ii) the number of Options being exercised on such Exercise Date, (iii) the scheduled settlement date under the Indenture for the Relevant Convertible Debentures converted on the Conversion Date on which such Exercise Date occurs, (iv) the first day of the relevant Observation Period, and (v) the applicable Cash Percentage (as defined in the Indenture); provided that, notwithstanding the foregoing, such notice shall be effective so long as it relates to an Exercise Date that would not have been the Independent Threshold Date, if the notice were delivered by the Notice Deadline and the notice is given after the Notice Deadline but prior to 5:00 PM (New York City time) on the fifth Exchange Business Day of such Observation Period and prior to the Independent Threshold Date (it being understood that such delayed notice does not itself cause the Independent Threshold Date to occur), in which event the Calculation Agent shall have the right to adjust the Delivery Obligation as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer or any of its affiliates in connection with its hedging activities (including the unwinding of any hedge position) as a result of its not having received such notice prior to the Notice Deadline; and (y) in order to exercise any Options on any Exercise Date that is or is following the Independent Threshold Date, Counterparty must notify Dealer in writing prior to 5:00 PM, New York City time, on the Exchange Business Day prior to the first Scheduled Trading Day of the “Observation Period”, determined as if the Exercise Date were a Conversion Date, as defined in the Indenture, of (i) the relevant Exercise Date, (ii) the number of Options being exercised on such Exercise Date, (iii) the first day of the Observation Period (determined in accordance with Section 1.1 of the Indenture for Relevant Convertible Debentures for the corresponding Conversion Date, if any, or, if such Exercise Date did not occur on a Conversion Date, determined in accordance with Section 1.1 of the Indenture as if such Exercise Date were a Conversion Date) and (iv) the applicable Cash Percentage and, except for any Exercise Date occurring during the period from and including November 1, 2013 to and including the Expiration Date, Counterparty shall also make in such written notice representations, warranties and agreements set forth in Sections 7(a)(i) and (ii) hereof; provided that, in either case, with respect to any Exercise Dates occurring during the period starting on and including November 1, 2013 to and including the Expiration Date, Counterparty may provide a single notice containing the information required above with respect to such Exercise Dates. For the avoidance of doubt, if an exercise of Options is in connection with a conversion of the Relevant Convertible Debentures, Counterparty shall designate the Exercise Date in its Notice of Exercise as the corresponding Conversion Date.

Dealer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	To:	JPMorgan Chase Bank, National Association
277 Park Avenue, 11th Floor
New York, NY 10172

	Attention:	Nathan Lulek
EDG Corporate Marketing
	Telephone No.:	(212) 622-2262
	Facsimile No.:	(212) 622-8091

Settlement Terms:

Settlement Date:

In respect of an Exercise Date occurring on a Conversion Date, the settlement date for the Shares or cash to be delivered under the Relevant Convertible Debentures under the terms of the Indenture; in respect of any other Exercise Date, the date one Settlement Cycle immediately following the relevant Observation Period.

Delivery Obligation:

In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of any Exercise Date, Dealer will deliver to Counterparty, on the related Settlement Date, a number of Shares and/or an amount of cash, as determined by the Calculation Agent (and, if such Exercise Date does not occur on a Conversion Date or, if the number of Options being exercised on such Exercise Date differs from the number of the Relevant Convertible Debentures for the Conversion Date that coincides with such Exercise Date, as if such Exercise Date were a

Conversion Date for a number of Relevant Convertible Debentures equal to the number of Options being exercised on such Exercise Date), to be equal to (i) the aggregate number of Shares that Counterparty is (or would have been) obligated to deliver to holder(s) of the Relevant Convertible Debentures for such Conversion Date pursuant to Section 12.2 of the Indenture (rounded down to the nearest whole number); (ii) an amount of cash, if any, in USD in lieu of any fractional Share resulting from rounding of such aggregate number of Shares valued at the Relevant Price on the last day of the relevant Observation Period; and/or (iii) the aggregate amount of cash that Counterparty is (or would have been) obligated to deliver in lieu of “Maximum Deliverable Shares”, as defined in the Indenture (other than in lieu of fractional Shares if any Shares will be delivered under clause (i) above) to the holder(s) of the Relevant Convertible Debentures converted (or that would have been converted) on such Conversion Date pursuant to Section 12.2(a)(2) of the Indenture and (collectively, the “Convertible Obligation”); provided that such obligation shall be determined excluding any Shares or cash that Counterparty is obligated (or would have been obligated) to deliver to holder(s) of the Relevant Convertible Debentures as a result of any adjustments to the Conversion Rate pursuant to Section 12.2(a)(3) of the Indenture but taking into consideration any Public Acquirer Change in Control Adjustments (as defined below), subject to the conditions set forth under “Consequences of Merger Events.” For the avoidance of doubt, if the “Daily Conversion Value”, as defined in the Indenture, is (or would have been) less than or equal to USD50 for each of the Trading Days occurring in the relevant Observation Period, Dealer will have no delivery obligation hereunder.

Notice of Delivery Obligation:

No later than the Exchange Business Day immediately following the last day of the Observation Period, Counterparty shall give Dealer notice of the final number of Shares and/or the amount of cash comprising the relevant Convertible Obligation; provided that, with respect to any Exercise Date occurring during the period from and including November 1, 2013 to and including the Expiration Date, Counterparty may provide Dealer with a single notice of the aggregate number of Shares and/or the amount of cash comprising the Convertible Obligations for all Exercise Dates occurring during such period (it being understood, for the avoidance of doubt, that the requirement of

Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise or Dealer’s obligations with respect to Delivery Obligation, each as set forth above, in any way).

Other Applicable Provisions:

To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Buyer is the issuer of the Shares.

Adjustments:

Method of Adjustment:

Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in Sections 12.4(a), (b), (c), (d) or (e) of the Indenture, the Calculation Agent shall make the corresponding adjustment in respect of any one or more of the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment of the Transaction, to the extent an analogous adjustment is made under the Indenture. Immediately upon the occurrence of any Adjustment Event, Counterparty shall notify the Calculation Agent of such Adjustment Event; and once the adjustments to be made to the terms of the Indenture and the Convertible Debentures in respect of such Adjustment Event have been determined, Counterparty shall immediately notify the Calculation Agent in writing of the details of such adjustments.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 12.11 of the Indenture.

Consequences of Merger Events:

Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make the corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction, to the extent an analogous adjustment is made under the Indenture; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional Shares as set forth in Sections 12.1(e)(1), (2) and (3) of the Indenture. Notwithstanding the foregoing, upon the occurrence of a Merger Event that constitutes a “Public Acquirer Change in Control”, as defined in the Indenture, with respect to which Counterparty elects to adjust the terms of the Convertible Debentures in accordance with Section 12.1(e)(4) of the Indenture (such a Public Acquirer Change in Control, a “PACC Event”), the Calculation Agent may adjust in good faith and a commercially reasonable manner any one or more of the nature of the Shares, the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction to preserve the fair value of the Transaction to Dealer (such adjustments, the “Public Acquirer Change in Control Adjustments”); provided that, as a condition precedent to the adjustments contemplated above, Counterparty and, if Counterparty is not the issuer of the “Public Acquirer Common Stock”, as defined in the Indenture, the issuer of the Public Acquirer Common Stock and Dealer, shall, prior to the effective date of such Public Acquirer Change in Control, have entered into such documentation containing representations, warranties and agreements relating to securities law and other issues as requested by Dealer that Dealer has determined, in its reasonable discretion, to be reasonably necessary or appropriate to allow Dealer to continue as party to the Transaction, as adjusted, and to preserve its hedging or hedge unwind activities in connection with the Transaction in a manner compliant with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable

(b) Insolvency Filing:	Applicable

Hedging Party:	Dealer

Determining Party:	For all applicable Additional Disruption Events, Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:	Dealer.

4. Account Details:

Dealer Payment Instructions:

JPMorgan Chase Bank, National Association, New York
SWIFT:
Bank Routing:
Account Name: JPMorgan Chase Bank, National Association – London
Account No. :
Account for delivery of Shares from JPMorgan:

Counterparty Payment Instructions:

To be provided by Counterparty.

5. Offices:

The Office of Dealer for the Transaction is: New York

JPMorgan Chase Bank, National Association
London Branch
P.O. Box 161
60 Victoria Embankment
London EC4Y 0JP
England

The Office of Counterparty for the Transaction is:

176 South Street, Hopkinton, MA 01748

6. Notices: For purposes of this Confirmation:

(a) Address for notices or communications to Counterparty:

To:	EMC Corporation
Attn:	Office of General Counsel
Telephone:	(508) 435-1000
Facsimile:	(508) 497-6915

(b) Address for notices or communications to Dealer:

To:	JPMorgan Chase Bank, National Association
277 Park Avenue, 11th Floor
New York, NY 10172
Attention:	Nathan Lulek
EDG Corporate Marketing
Telephone No.:	(212) 622-2262
Facsimile No.:	(212) 622-8091

7.               Representations, Warranties and Agreements:

(a)           In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i)            On the Trade Date and each date on which Counterparty delivers a Notice of Exercise relating to an Exercise Date that is or is following the Independent Threshold Date (other than any Exercise Date occurring during the period from and including November 1, 2013 to and including the Expiration Date) (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)           (A) On the Trade Date and each date on which Counterparty delivers a Notice of Exercise relating to an Exercise Date that is or is following the Independent Threshold Date (other than any Exercise Date occurring during the period from and including November 1, 2013 to and including the Expiration Date), the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and will not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Counterparty is not engaged in and will not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date or the last day of the related Observation Period, as the case may be.

(iii)          On the Trade Date, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument, other than the Transaction and the convertible bond hedge transactions entered into by Counterparty and each of Citibank, N.A., Dresdner Bank AG, New York Branch and Deutsche Bank AG, London Branch on the Trade Date simultaneously with the Transaction) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Goldman, Sachs & Co.

(iv)          Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 149 or 150, EITF Issue No. 00-19 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(v)           Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(vi)          Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.

(vii)         Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(viii)        Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(ix)           On the Trade Date (A) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities, (B) the capital of Counterparty is adequate to conduct the business of Counterparty and (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(x)            The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1 of the Purchase Agreement dated as of November 13, 2006 between Counterparty and Goldman, Sachs & Co., Lehman Brothers Inc. and Citigroup Global Markets Inc. as representatives of the Initial Purchasers party thereto (the “Purchase Agreement”) are true and correct as of the Trade Date, the Effective Date and the Additional Premium Payment Date and are hereby deemed to be repeated to Dealer as if set forth herein.

(xi)           Counterparty understands that no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(b)           Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.

(c)           Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d)           Each of Dealer and Counterparty agrees and acknowledges (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

(e)           Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement.

8. Other Provisions:

(a)           Right to Extend. Dealer may postpone any Settlement Date or any other date of delivery by Dealer, with respect to some or all of the relevant Options, if Dealer determines, in its reasonable discretion, that such extension is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(b)           Additional Termination Events. The occurrence of (i) an event of default with respect to Counterparty under the terms of the Convertible Debentures as set forth in Section 5.1 of the Indenture that results in an acceleration of the Convertible Debentures pursuant to the terms of the Indenture, (ii) an Amendment Event or (iii) the occurrence of a PACC Termination Event shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

“Amendment Event” means that Counterparty amends, modifies, supplements or obtains a waiver in respect of any term of the Indenture or the Convertible Debentures governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Debentures (including changes to the conversion price, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Debentures to amend, in each case without the prior consent of Dealer, such consent not to be unreasonably withheld.

“PACC Termination Event” means a PACC Event with respect to which (x) following good faith consultation with Counterparty, the Calculation Agent determines that no Public Acquirer Change in Control Adjustments would produce a commercially reasonable result or (y) the Public Acquirer Change in Control Adjustments were not made because any of the documentation requirements for such adjustments were not met.

(c)           Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Dealer shall owe Counterparty any amount pursuant to Section 12.2 of the Equity Definitions and “Consequences of Merger Events” above, or Sections 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of a Merger Event, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, that resulted from an event or events within Counterparty’s control) (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, by 4:00 P.M.

New York City time on the Merger Date, Announcement Date or Early Termination Date, as applicable (“Notice of Share Termination”). Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, Announcement Date or Early Termination Date, as applicable:

Share Termination Alternative:

Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:

In the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Buyer is the issuer of any Share Termination Delivery Units (or any part thereof).

(d)           Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(d) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, use its best efforts to enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the VWAP Price on such Exchange Business Days, and in the amounts, requested by Dealer. “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page EMC.N <equity> VAP (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method). For the avoidance of doubt, Counterparty is not obligated to purchase Shares under any circumstances under this Section 8(d) unless it elects to do so pursuant to Section 8(d)(iii).

(e)           Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Notice Percentage as determined on such day is (i) greater than 6% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(f)            Transfer and Assignment. Neither party may transfer any of its rights or obligations under the Transaction without the prior written consent of the non-transferring party; provided that Dealer may transfer or assign without any consent of Counterparty its rights and obligations hereunder, in whole or in part, to any of its affiliates whose obligations hereunder would be guaranteed by JPMorgan Chase Bank, National Association; provided further that at any time at which the Equity Percentage exceeds 9.0%, if Dealer, in its discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after its commercially reasonable efforts on pricing terms reasonably acceptable to Dealer such that the Equity Percentage is reduced to 9.0% or less, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that the Equity Percentage following such partial termination will be equal to or less than 9.0%. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(c) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (i) the lesser of (1) 5% and (2) the number of Shares that Dealer beneficially owns (within the meaning of Section 13 of the Exchange Act) on such day, other than any Shares so owned as a hedge of the Transaction, and (ii) the Number of Shares hereunder and (B) the denominator of which is the number of Shares outstanding on such day. Counterparty may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, to any party with the consent of Dealer, such consent not to be unreasonably withheld. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of this Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent, and only to the extent, of any such performance in full.

(g)           Staggered Settlement. If the Staggered Settlement Equity Percentage as of any Exchange Business Day during the relevant “Conversion Reference Period”, as defined in the Indenture, is greater than 4.5%, Dealer may, by notice to Counterparty prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i)            in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of such “Conversion Reference Period”) or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and

(ii)           the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

The “Staggered Settlement Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (i) the number of Shares that Dealer or any of its affiliates subject to aggregation with Dealer beneficially own (within the meaning of Section 13 of the

Exchange Act) on such day, other than any Shares so owned as a hedge of the Transaction, and (ii) the Number of Shares hereunder and (B) the denominator of which is the number of Shares outstanding on such day.

(h)           Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(i)            No Set-off. The provisions of Section 2(c) of the Agreement shall not apply to the Transaction. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.

(j)            Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement.

(k)           Early Unwind. In the event the sale by Counterparty of the Convertible Debentures is not consummated with the Initial Purchasers party to the Purchase Agreement pursuant to the Purchase Agreement for any reason by the close of business in New York on November 17, 2006 (or such later date as agreed upon by the parties, which in no event shall be later than November 22, 2006) (November 17, 2006 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and the Transaction and all of the respective rights and obligations of Dealer and Counterparty thereunder shall be cancelled and terminated. Following such termination and cancellation, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(l)            Governing Law. THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE).

(m)          Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(o)           Roleof Agent. Each party agrees and acknowledges that (i) J.P. Morgan Securities Inc., an affiliate of Dealer (“JPMSI”), has acted solely as agent and not as principal with respect to the Transaction and (ii) JPMSI has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of the Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under the Transaction.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to EDG Confirmation Group, J.P. Morgan Securities Inc., 277 Park Avenue, 11th Floor, New York, NY 10172-3401, Facsimile No. (212) 622-8519.

Yours faithfully,

J.P. MORGAN SECURITIES INC.,
AS AGENT FOR JPMORGAN CHASE BANK,
NATIONAL ASSOCIATION

		Authorized Signatory	/s/ Jeff Zajkowski
Name: Jeff Zajkowski
Title: Managing Director

Agreed and accepted by:

EMC CORPORATION

By:	/s/ Irina Simmons
Name: Irina Simmons
Title: Senior Vice President and Treasurer